EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Robert S. Schneider

U.S.I. Holdings Corporation 914-747-8702 rschneider@usi.biz

U.S.I. Holdings Corporation Reports Third Quarter Results

Briarcliff Manor, NY, October 30, 2003 – U.S.I. Holdings Corporation (“USI”), (NASDAQ:USIH) today reported financial results for the third quarter ended September 30, 2003.

Revenues for the quarter increased $7.5 million, or 9.4%, to $87.0 million from $79.5 million recorded during the same period in 2002. The Company experienced revenue increase primarily attributable to the impact of acquisitions and, to a lesser extent, organic growth. Organic revenue growth (which excludes the impact of businesses acquired) was 3.3% for the quarter.

Net income from continuing operations for the quarter decreased $7.1 million to $4.6 million from $11.7 million recorded during the same period in 2002. Excluding the $7.7 million gain recorded in the third quarter of 2002 related to the elimination of redeemable common stock warrants and stock appreciation rights in connection with the initial public offering, or IPO, and excluding a $4.0 million non-cash expense ($3.6 million after tax) from the early extinguishment of debt recorded in the third quarter of 2003, net income from continuing operations for the quarter increased by $4.2 million or 105.7%. Results were positively affected by (i) continued improvement in performance in the operations and (ii) the reduction in interest expense principally due to debt reduction from $222.0 million to $162.4 million, down 26.8% from a year ago.

EBITDA margin (EBITDA as a percentage of revenues) for the quarter improved to 21.5% compared to 21.3% recorded during the same period in 2002. USI defines EBITDA as revenues less compensation and employee benefits and other operating expenses. During the quarter, EBITDA margin was negatively impacted by expenses of $1.0 million attributable to the relocation of the corporate headquarters from San Francisco to New York. Adjusting for this item, EBITDA margin improved to 22.7%.

Net income from continuing operations was $0.10 per share on a basic and diluted basis for the quarter. The per share data was significantly impacted by the consummation of USI’s IPO on October 25, 2002, at which time the outstanding preferred stock was converted into common stock. As a result, the comparison of weighted average shares and per share data for the third quarter of 2003 as compared to the same period in 2002 is not meaningful.

The income tax provision from continuing operations for the third quarter of 2003 reflects a tax provision of 10.0% related to state and local income taxes or $0.5 million. Federal income taxes have not been provided in 2002 or 2003 due to the net operating loss carryforwards available from prior year losses. After the complete utilization of the federal net operating loss carryforwards which is expected in early 2004, USI’s normalized income tax provision should approximate 41.0%.

Revenues for the first nine months increased $18.8 million, or 7.9%, to $255.8 million from $237.0 million recorded during the same period in 2002 reflecting previously mentioned trends. Organic revenue growth was 5.2% for the nine-month period.

Net income from continuing operations for the first nine months increased $17.1 million to $17.2 million from $0.1 million recorded during the same period in 2002. Results for the period were positively affected by (i) reduction in compensation expense principally due to the integration efforts and other charges in the first nine months of 2002, (ii) continued improvement in performance in the operations, (iii) the reduction in interest expense principally due to debt reduction partially offset by (iv) the gain recorded in third quarter of 2002 related to pre-IPO capital structure and (v) the expense recorded in the third quarter of 2003 related to early repayment of debt as previously discussed.

EBITDA margin for the first nine months improved to 20.9% compared to 14.7% recorded during the same period in 2002. EBITDA margin was negatively impacted by expenses principally related to integration efforts and other charges in the first quarter of 2002. During the first nine months of 2003, EBITDA margin was negatively impacted by expenses of $1.3 million attributable to the relocation of the corporate headquarters as previously discussed. Adjusting for this item, EBITDA margin improved to 21.4%.

Net income from continuing operations was $0.38 per share and $0.37 per share on a basic and diluted basis, respectively, for the first nine months. As previously discussed, the comparison of weighted average shares and per share data for the first nine months of 2003 as compared to the same period in 2002 is not meaningful.

The income tax provision from continuing operations for the first nine months of 2003 reflects a tax provision of 10.0% related to state and local income taxes or $1.8 million offset by a deferred tax benefit of $1.2 million resulting from an adjustment in the deferred tax allowance due to accounting for an acquisition in the second quarter of 2003.

During the third quarter of 2003, USI completed a $155.0 million senior secured credit facility with several lending institutions. The facility includes a $30.0 million four-year revolving credit facility and a $125.0 million five-year term loan facility. The proceeds from the facility were principally used to repay the existing credit facility. The revolving credit facility is undrawn and is available for general corporate purposes, including acquisitions.

As a result of the new credit facility, USI has improved its working capital position and improved its near term available cash flow. Working capital increased by $51.5 million to $64.2 million at September 30, 2003, compared to $12.7 million at June 30, 2003, principally due to the net cash proceeds received in the new credit facility and the reduction in current portion of long-term debt. The scheduled repayment of bank debt over the next twelve months was reduced by $19.5 million to $1.3 million at September 30, 2003, compared to $20.8 million at June 30, 2003.

The Company was pleased that on July 24, 2003, Standard & Poor’s raised the counterparty credit and bank loan rating on USI to ‘BB-’from ‘B+.’

In October, USI acquired BMI Insurance Services, Inc., (BMI) of Long Beach, California. Founded in 1918, BMI provides property and casualty insurance and employee benefits to businesses with a specialty in real estate. BMI is expected to contribute approximately $4.8 million in annual revenues to USI. Including the previously announced acquisitions in 2003, the combined acquisitions are expected to contribute approximately $19.0 million in annualized revenues to USI.

“The third quarter illustrates continuous positive results across our key financial measures,” said David L. Eslick, Chairman, President and CEO. Mr. Eslick added, “We achieved a 9.4% increase in revenues, which was an improvement over the 7.5% increase reported in the second quarter of 2003. This was accomplished from the positive impact of our acquisition strategy and organic revenue growth that was negatively impacted by moderating property & casualty rates. To date, the Company’s revenues have not benefited from the improvements in the economic and employment environment widely reported in the press. We also experienced a dramatic improvement of 105.7% increase in operating net income. Finally, we continue to drive our margin expansion plans and experienced a strong 140 basis points improvement.”

The Company will hold a conference call and audio webcast to review the results at 11:00 AM (EST) on Friday October 31, 2003. To access the audio webcast, please visit USI’s website at www.usi.biz on Friday October 31, 2003, and follow the link. To access the conference call, dial toll free 888 428 4480 or 612 332 0819 for international callers, five minutes before the teleconference. A replay of the conference call will be available on the Investor Relations section of the USI website (www.usi.biz).

This press release contains certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent USI’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of USI’s control. It is possible that USI’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country; downward commercial property and casualty premium pressures; the competitive environment; the integration of USI’s operations with those businesses or assets USI has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; future regulatory actions and conditions in the states in which USI conducts its business; USI’s level of indebtedness and debt service requirements; and USI’s ability to attract and retain key sales and management professionals. USI’s ability to grow has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to USI. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

This press release includes supplemental financial information which contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this financial information to accounting principles generally accepted in the United States (GAAP) information follows. USI presents such non-GAAP supplemental financial information because such information is of interest to the investment community owing to the fact that it provides additional meaningful methods of evaluating certain aspects of the USI’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the USI’s consolidated statements of operations for the three and nine months ended September 30, 2003 and 2002.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 63 offices in 19 states. Additional information about USI, including instructions for the quarterly conference call, may be found at www.usi.biz.

U.S.I. Holdings Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Amounts in Thousands, Except Per Share Data)
Revenues:
Commissions and fees	$86,205	$78,888	$253,898	$234,978
Investment income	770	606	1,883	2,010

Total Revenues	86,975	79,494	255,781	236,988

Expenses:
Compensation and employee benefits	49,470	45,644	147,580	150,120
Change in value of stock appreciation rights	—	(3,626)	—	(2,995)
Other operating expenses	18,767	16,939	54,830	52,126
Amortization of intangible assets	5,461	5,347	16,131	15,851
Depreciation	2,200	2,368	7,265	8,884
Interest	1,957	4,565	8,157	14,376
Change in value of redeemable common stock warrants	—	(4,070)	—	(4,070)
Early extinguishment of debt	4,049	—	4,049	660

Total Expenses	81,904	67,167	238,012	234,952

Income from continuing operations before income tax expense	5,071	12,327	17,769	2,036
Income tax expense	507	640	594	1,920

Net Income From Continuing Operations	4,564	11,687	17,175	116
Income (loss) from discontinued operations, net	421	(329)	328	(13,483)

Net Income (Loss)	$4,985	$11,358	$17,503	$(13,367)

Reconciliation of Net Income (Loss) to Net Income (Loss)
Available to Common Stockholders:
Net income (loss)	$4,985	$11,358	$17,503	$(13,367)
Change in aggregate liquidation preference of preferred stock	—	(5,655)	—	(17,090)
Change in redemption value of Series N put rights	—	138	—	138

Net Income (Loss) Available to Common Stockholders	$4,985	$5,841	$17,503	$(30,319)

Per Share Data—Basic and Diluted:
Basic:
Net income (loss) from continuing operations	$0.10	$8.18	$0.38	$(22.33)
Income (loss) from discontinued operations	0.01	(0.44)	0.01	(17.88)

Net Income (Loss) Per Common Share	$0.11	$7.74	$0.39	$(40.21)

Diluted:
Net income (loss) from continuing operations	$0.10	$0.33	$0.37	$(22.33)
Income (loss) from discontinued operations	0.01	(0.01)	0.01	(17.88)

Net Income (Loss) Per Common Share	$0.11	$0.32	$0.38	$(40.21)

Weighted Average Number of Shares Outstanding:
Basic	45,885	754	45,232	754
Diluted	46,409	35,365	45,471	38,605

U.S.I. Holdings Corporation and Subsidiaries

Consolidated Balance Sheets

	September 30, 2003	December 31, 2002
	(Amounts in Thousands, Except Per Share Data)
Assets
Current assets:
Cash and cash equivalents	$58,522	$21,374
Fiduciary funds—restricted	70,559	77,931
Premiums and commissions receivable, net of allowance for bad debts of $1,917 and $1,730, respectively	147,347	161,450
Receivable from sale of discontinued operations	—	1,713
Other	11,372	12,304
Current assets held for discontinued operations	389	1,063

Total current assets	288,189	275,835

Goodwill (net of accumulated amortization of $40,195 for 2003 and 2002, respectively)	202,482	188,110
Other intangible assets:
Expiration rights	190,577	178,911
Covenants not-to-compete	39,762	38,671
Other	3,592	3,701

	233,931	221,283
Accumulated amortization	(144,702)	(129,263)

	89,229	92,020
Property and equipment, net	20,316	20,961
Other assets	3,085	2,551
Asset held for discontinued operations	29	29

Total Assets	$603,330	$579,506

Liabilities, Redeemable Securities and Stockholders’ Equity
Current liabilities:
Premiums payable to insurance companies	$160,517	$179,032
Accrued expenses	36,770	49,293
Current portion of long-term debt	19,207	32,871
Other	7,013	5,937
Current liabilities held for discontinued operations	531	1,472

Total current liabilities	224,038	268,605
Long-term debt	143,168	103,964
Other liabilities	1,205	2,836

Total Liabilities	368,411	375,405

Commitments and contingencies
Redeemable common stock—par value $.01, 2,208 shares issued and outstanding	—	21,302

Stockholders’ equity:
Common stock—voting—par $.01, 300,000 shares authorized; 45,929 and 42,440 shares issued and outstanding, respectively	459	424
Common stock—nonvoting—par $.01, 10,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	514,664	480,082
Retained deficit	(280,204)	(297,707)

Total Stockholders’ Equity	234,919	182,799

Total Liabilities, Redeemable Securities and Stockholders’ Equity	$603,330	$579,506

6

U.S.I. Holdings Corporation and Subsidiaries

Calculation of EBITDA and Net Income From Continuing Operations plus Amortization of Intangible Assets

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2003		2002		2003		2002
	(Amounts in Thousands)				(Amounts in Thousands)
Revenues	$86,975		$79,494		$255,781		$236,988
Compensation and employee benefits	49,470		45,644		147,580		150,120
Other operating expenses	18,767		16,939		54,830		52,126

EBITDA (a)	18,738	21.5%	16,911	21.3%	53,371	20.9%	34,742	14.7%
Change in value of stock appreciation rights	—		(3,626)		—		(2,995)
Amortization of intangible assets	5,461		5,347		16,131		15,851
Depreciation	2,200		2,368		7,265		8,884
Interest	1,957		4,565		8,157		14,376
Change in value of redeemable common stock warrants	—		(4,070)		—		(4,070)
Early extinguishment of debt	4,049		—		4,049		660

Income from continuing operations before income tax expense	5,071	5.8%	12,327	15.5%	17,769	6.9%	2,036	0.9%
Income tax expense	507		640		594		1,920

Net Income From Continuing Operations in accordance with GAAP	4,564		11,687		17,175		116
Addback:
Amortization of Intangible Assets	5,461		5,347		16,131		15,851

Net Income From Continuing Operations plus Amortization of Intangible Assets (b)	$10,025		$17,034		$33,306		$15,967

(a)	USI defines EBITDA as revenues less compensation and employee benefits and other operating expenses. USI presents EBITDA because it is a relevant and useful indicator of operating profitability and ability to incur and service debt. EBITDA is relevant owing to USI’s leveraged approach to its capital structure and resulting significant amount of interest expense, and USI’s accounting for all acquisitions using the purchase method of accounting and resulting significant amount of amortization of intangible assets. EBITDA margin (EBITDA as a percentage of revenues) is presented because it is a relevant and useful indicator in understanding operating efficiency. These financial measures should not be considered as an alternative to other financial measures determined in accordance with GAAP.
(b)	USI presents Net Income From Continuing Operations plus Amortization of Intangible Assets because it is a relevant and useful indicator of ability to generate earnings. Net Income From Continuing Operations plus Amortization of Intangible Assets is relevant owing to the significant amount of amortization of intangible assets resulting from accounting for all acquisitions using the purchase method of accounting. This financial measure should not be considered as an alternative to other financial measures determined in accordance with GAAP.

U.S.I. Holdings Corporation and Subsidiaries

Calculation of Revenue Growth, excluding Acquired Businesses (Organic Growth)

	For the Three Months Ended September 30,
			Change
	2003	2002	Amount	Percent
	(Amounts in Thousands)
Revenues, per GAAP results	$86,975	$79,494	$7,481	9.4%

Less—Acquired Businesses	(4,820)	—	(4,820)

Revenues, as Adjusted (Organic Growth)	$82,155	$79,494	$2,661	3.3%

	For the Nine Months Ended September 30,
			Change
	2003	2002	Amount	Percent
	(Amounts in Thousands)
Revenues, per GAAP results	$255,781	$236,988	$18,793	7.9%

Less—Acquired Businesses	(6,482)	—	(6,482)

Revenues, as Adjusted (Organic Growth)	$249,299	$236,988	$12,311	5.2%